Exhibit 23.1

MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Buckeye Ventures, Inc.

I consent to the use in Amendment No. 1 to the Registration Statement on Form SB-2 on Form S-1 of my report dated April 12, 2007 (except as to Note 16 and 17, which is as of February 11, 2008) included therein relating to the consolidated financial statements of Buckeye Ventures, Inc. and subsidiaries for the year ended December 31, 2006 and for the period June 24, 2005 (inception) to December 31, 2005.  I also consent to the reference to the firm under the heading “Experts” in this amendment.

/s/ Michael T. Studer CPA P.C._
Freeport, New York                                                                                      Michael T. Studer CPA P.C.
February 12, 2008